As filed with the Securities and Exchange Commission on March 5, 2009
Registration No. 333-150235
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DigitalGlobe, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	4899	31-1420852
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification No.)	(I.R.S. Employer Identification No.)
1601 Dry Creek Drive, Suite 260
Longmont, Colorado 80503
(303) 684-4000
(Address, Including Zip Code, and Telephone, Including Area Code, of Registrant’s Principal Executive Offices)
J. Alison Alfers, Esq.
General Counsel
DigitalGlobe, Inc.
1601 Dry Creek Drive, Suite 260
Longmont, Colorado 80503
(303) 684-4000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Richard B. Aftanas, Esq. Stacy J. Kanter, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000	Richard D. Truesdell, Jr., Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 under the Securities Exchange Act of 1934. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file an amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The purpose of this Amendment No. 3 to Form S-1 Registration Statement (No. 333-150235) is to file Exhibits 10.1, 10.2, 10.3, 10.4, 10.5, and 24.2 and to reflect such filing in Item 16 of Part II of the Registration Statement and in the Index to Exhibits.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

Amount
to be Paid

Registration fee	$9,825
FINRA filing fee	25,500
Listing fees	*
Transfer agent’s fees	*
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Blue Sky fees and expenses	*
Miscellaneous	*

Total	$ *

*	To be completed by amendment.

Each of the amounts set forth above, other than the registration fee and the FINRA filing fee, is an estimate.

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Section of the Registrant’s by-laws provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The proposed form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provide for indemnification of directors and officers of the Registrant by the underwriters against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities

During the past three years, the Registrant has issued securities in the following transactions, each of which was exempt from the registration requirements of Securities Act of 1933, as amended, or the Securities Act. All of the below-referenced securities issued pursuant to the exemption from registration under Section 4(2) of the Securities Act are deemed restricted securities for the purposes of the Securities Act.

On December 20, 2006, the Registrant issued an aggregate of 22,222,222 shares of its common stock to 21 “qualified institutional buyers” (as such term is defined in Rule 144A(a)(1) of the Securities Act) for an aggregate purchase price of approximately $100.0 million in a private placement. This transaction was exempt from registration under Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

From 2005 through August 6, 2008, the Registrant granted stock options to officers, directors, employees and consultants under its 1999 Equity Incentive Plan and 2007 Employee Stock Option Plan covering an aggregate of 11,887,842 shares of our common stock, at an average exercise price of $4.292. The stock options described above were made under written compensatory plans or agreements in reliance on the exemption from registration pursuant to Rule 701 under the Securities Act or pursuant to Section 4(2) under the Securities Act.

In January 2007, the Registrant issued 2.5 million shares as consideration in the acquisition of GlobeXplorer LLC and AirPhotoUSA LLC in January 2007. This transaction was exempt from registration under Section 4(2) of the Securities Act.

In February 2008, the Registrant issued $40.0 million aggregate principal amount of senior subordinated notes to a limited number of institutional investors. This transaction was exempt from registration under Section 4(2) of the Securities Act.

Item 16.	Exhibits and Financial Statements Schedules

In reviewing the agreements included as exhibits to this Registration Statement, please remember they are intended to provide you with information regarding their terms and are not to provide any other factual or disclosure information about the Registrant or the other parties thereto. Certain of the agreements contain representations and warranties of the parties named therein. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and (i) should not be treated as categorical statements of fact; (ii) may be qualified by disclosures that were made to the other parties in connection with the negotiation of the applicable agreements, which disclosures are not necessarily reflected in the agreement or included as exhibits hereto; (iii) may apply standards of materiality in a way that is different from what may be viewed as material by or to investors in or lenders to the Registrant, and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, representations and warranties, recitals or other disclosures contained in agreements may not describe the actual state of affairs as of the date they were made or at any other time and should not be relied on by any person other than the parties thereto in accordance with their terms.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit
Number		Description

*1	.1	Form of Underwriting Agreement
*3	.1	Form of Amended and Restated Certificate of Incorporation
*3	.2	Form of Amended and Restated By-laws
**4	.1	Form of Common Stock Certificate
*5	.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
#10	.1	Engineering Service Agreement, by and between DigitalGlobe, Inc. and Ball Aerospace & Technologies Corporation, dated March 1, 1996, as amended by Amendments Numbered 1 to 13

Exhibit
Number		Description

#10	.2	Satellite Purchase Agreement 8862, by and between DigitalGlobe, Inc. and Ball Aerospace & Technologies Corp., dated October 2, 2006, as amended by Amendments Numbered 1 to 4
#10	.3	Data Reception and Distribution Agreement, by and between DigitalGlobe, Inc. and Hitachi Software Engineering Co., Ltd., dated September 15, 2005, as amended by Amendments Numbered 1 to 4
#10	.4	Direct Access Facility Purchase Agreement by and between DigitalGlobe, Inc. and Hitachi Software Engineering Co., Ltd., dated March 23, 2007, as amended by Amendment Number 1 dated as of July 10, 2007
#10	.5	NextView Contract #NMAHM 1573-04-C-0001, by and between DigitalGlobe, Inc. and National Geospatial — Intelligence Agency (NGA), dated December 9, 2003, as amended
**10	.6	Office Lease, by and between DigitalGlobe, Inc. and K/B Fund IV, dated March 19, 2004, as amended and assigned to Hub Properties Trust as a successor interest of K/B Fund IV
**10	.7	Stockholders’ Agreement, among DigitalGlobe, Inc. and certain stockholders listed on the signature pages thereto
*10	.8	Amended and Restated Credit Agreement by and among DigitalGlobe, Inc., the Guarantors signatory thereto, certain Lenders and Morgan Stanley Senior Funding, Inc., as Administrative Agent for the Lenders, dated as of June 23, 2006, as amended by Amendment No. 1 dated as of December 20, 2006, Amendment No. 2 dated as of January 4, 2007, Amendment No. 3 dated as of January 27, 2007 and Amendment No. 4 dated as of November 7, 2007
**10	.9	Employment Agreement by and between DigitalGlobe, Inc. and Jill Smith, dated October 17, 2005
**10	.10	Offer Letter to Yancey Spruill, dated May 27, 2004
**10	.11	Severance Agreement by and between DigitalGlobe, Inc. and Yancey Spruill, dated August 22, 2006
**10	.12	Severance, Confidentiality and Non-Compete Agreement by and between DigitalGlobe, Inc. and Walter Scott, dated October 17, 2005
**10	.13	Offer Letter to Scott Smith, dated January 26, 2006
**10	.14	Severance Agreement by and between DigitalGlobe, Inc. and Scott Smith, dated January 11, 2006
**10	.15	Offer Letter to Marc Tremblay, dated August 21, 2006
**10	.16	Severance Agreement by and between DigitalGlobe, Inc. and Marc Tremblay, dated July 17, 2006
**10	.17	1995 Stock Option/Stock Issuance Plan
**10	.18	Amended and Restated 1999 Equity Incentive Plan
**10	.19	2007 Employee Stock Option Plan
**10	.20	2007 Success Sharing Plan (Executive & Director Bonus Plan)
*10	.21	Form of Investor Agreement by and between DigitalGlobe, Inc. and Morgan Stanley & Co. Incorporated, dated as of , 2008
*10	.22	Form of Letter Agreement by and between DigitalGlobe, Inc. and Post Advisory Group, dated as of , 2008
**10	.23	Senior subordinated note purchase agreement, dated as of February 6, 2008
**10	.24	Purchase and Sale Agreement, dated as of January 26, 2004, between DigitalGlobe, Inc., Post Advisory Group, LLC and certain funds and accounts managed by Post.
** 21.1		Subsidiaries of Registrant

Exhibit
Number		Description

** 23.1		Consent of PricewaterhouseCoopers LLP
* 23.2		Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)
** 24.1		Power of Attorney
24.2		Power of Attorney
**99	.1	Consent of BCC Research

*	To be filed by amendment.
**	Previously filed.
#	Confidential treatment has been requested with respect to portions of this exhibit.

(b) No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i. If the registrant is relying on Rule 430B:

A. Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a)

of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii. If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Longmont, State of Colorado, on March 5, 2009.

DigitalGlobe, Inc.

By:	/s/ Yancey L. Spruill
Name: Yancey L. Spruill
Title: Executive Vice President,
          Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Jill D. Smith	President, Chief Executive Officer and Director (Principal Executive Officer)	March 5, 2009

/s/ Yancey L. Spruill Yancey L. Spruill	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	March 5, 2009

* Paul M. Albert, Jr.	Director	March 5, 2009

* General Howell M. Estes III	Director	March 5, 2009

* Warren C. Jenson	Director	March 5, 2009

* Judith A. McHale	Director	March 5, 2009

* Eddy Zervigon	Director	March 5, 2009

By: /s/ Yancey L. Spruill Yancey L. Spruill *Attorney-in-Fact

Exhibit Index

In reviewing the agreements included as exhibits to this Registration Statement, please remember they are intended to provide you with information regarding their terms and are not to provide any other factual or disclosure information about the Registrant or the other parties thereto. Certain of the agreements contain representations and warranties of the parties named therein. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and (i) should not be treated as categorical statements of fact; (ii) may be qualified by disclosures that were made to the other parties in connection with the negotiation of the applicable agreements, which disclosures are not necessarily reflected in the agreement or included as exhibits hereto; (iii) may apply standards of materiality in a way that is different from what may be viewed as material by or to investors in or lenders to the Registrant; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, representations and warranties, recitals or other disclosures contained in agreements may not describe the actual state of affairs as of the date they were made or at any other time and should not be relied on by any person other than the parties thereto in accordance with their terms.

Exhibit
Number	Description

*1.1	Form of Underwriting Agreement
*3.1	Form of Amended and Restated Certificate of Incorporation
*3.2	Form of Amended and Restated By-laws
**4.1	Form of Common Stock Certificate
*5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
#10.1	Engineering Service Agreement, by and between DigitalGlobe, Inc. and Ball Aerospace & Technologies Corporation Corp., dated March 1, 1996, as amended by Amendments Numbered 1 to 13
#10.2	Satellite Purchase Agreement 8862, by and between DigitalGlobe, Inc. and Ball Aerospace & Technologies Corp., dated October 2, 2006, as amended by Amendments Numbered 1 to 4
#10.3	Data Reception and Distribution Agreement, by and between DigitalGlobe, Inc. and Hitachi Software Engineering Co., Ltd., dated September 15, 2005, as amended by Amendments Numbered 1 to 4
#10.4	Direct Access Facility Purchase Agreement by and between DigitalGlobe, Inc. and Hitachi Software Engineering Co., Ltd., dated March 23, 2007, as amended by Amendment Number 1, dated as of July 10, 2007
#10.5	NextView Contract #NMAHM 1573-04-C-0001, by and between DigitalGlobe, Inc. and National Geospatial — Intelligence Agency (NGA), dated December 9, 2003, as amended
**10.6	Office Lease, by and between DigitalGlobe, Inc. and K/B Fund IV, dated March 19, 2004, as amended and assigned to Hub Properties Trust as a successor interest of K/B Fund IV
**10.7	Stockholders’ Agreement, among DigitalGlobe, Inc. and certain stockholders listed on the signature pages thereto
*10.8	Amended and Restated Credit Agreement by and among DigitalGlobe, Inc., the Guarantors signatory thereto, certain Lenders and Morgan Stanley Senior Funding, Inc., as Administrative Agent for the Lenders, dated as of June 23, 2006, as amended by Amendment No. 1 dated as of December 20, 2006, Amendment No. 2 dated as of January 4, 2007, Amendment No. 3 dated as of January 27, 2007 and Amendment No. 4 dated as of November 7, 2007
**10.9	Employment Agreement by and between DigitalGlobe, Inc. and Jill Smith, dated October 17, 2005
**10.10	Offer Letter to Yancey Spruill, dated May 27, 2004
**10.11	Severance Agreement by and between DigitalGlobe, Inc. and Yancey Spruill, dated August 22, 2006
**10.12	Severance, Confidentiality and Non-Compete Agreement by and between DigitalGlobe, Inc. and Walter Scott, dated October 17, 2005
**10.13	Offer Letter to Scott Smith, dated January 26, 2006
**10.14	Severance Agreement by and between DigitalGlobe, Inc. and Scott Smith, dated January 11, 2006

Exhibit
Number	Description

**10.15	Offer Letter to Marc Tremblay, dated August 21, 2006
**10.16	Severance Agreement by and between DigitalGlobe, Inc. and Marc Tremblay, dated July 17, 2006
**10.17	1995 Stock Option/Stock Issuance Plan
**10.18	Amended and Restated 1999 Equity Incentive Plan
**10.19	2007 Employee Stock Option Plan
**10.20	2007 Success Sharing Plan (Executive & Director Bonus Plan)
*10.21	Form of Investor Agreement by and between DigitalGlobe, Inc. and Morgan Stanley & Co., Inc., dated as of , 2008
*10.22	Form of Letter Agreement by and between DigitalGlobe, Inc. and Post Advisory Group, dated as of , 2008
**10.23	Senior subordinated note purchase agreement, dated as of February 6, 2008
**10.24	Purchase and Sale Agreement, dated as of January 26, 2004, between DigitalGlobe, Inc., Post Advisory Group, LLC and certain funds and accounts managed by Post.
**21.1	Subsidiaries of Registrant
**23.1	Consent of PricewaterhouseCoopers LLP
*23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)
**24.1	Power of Attorney
24.2	Power of Attorney
**99.1	Consent of BCC Research

*	To be filed by amendment.
**	Previously filed.
#	Confidential treatment has been requested with respect to portions of this exhibit.